Exhibit 99.1

THE SENECA NATION OF INDIANS

P.O. Box 231	1490 Rt. 438
Salamanca, New York 14779	Irving, New York 14081
Phone (716) 945-1790	Phone (716) 532-4900
Fax (716) 945-1565	Fax (716) 532-6272

FOR IMMEDIATE RELEASE
November 9, 2006
Contact:
Philip J. Pantano
716-961-8779

SENECA NATION TRIBAL COUNCIL APPROVES AGREEMENT
WITH CITY FOR SENECA BUFFALO CREEK CASINO
Mayor Brown appears before Nation’s Council

ALLEGANY TERRITORY — The development of the $125 million Seneca Buffalo Creek Casino project reached another milestone today when the Seneca Nation Tribal Council approved the proposed agreement reached last month by Seneca Nation President Barry E. Snyder, Sr. and Buffalo Mayor Byron Brown.

The action of the Tribal Council came hours after the members of the Buffalo Fiscal Stability Authority approved the agreement, which calls for the sale of a two-block section of Fulton Street to Seneca Gaming Corporation to complete its plans for the Seneca Nation’s third Western New York Class III gaming and entertainment facility.

Mayor Brown appeared before the Nation’s Tribal Council to personally back the agreement, an unprecedented moment in the history of the Seneca Nation of Indians.

“Mayor Brown and I worked together and reached an agreement that is good for the people of the Seneca Nation and good for the people of Buffalo,” said President Snyder, who also serves as Chairman of Seneca Gaming Corporation. “I am happy to welcome Mayor Brown here today, as this marks the next step in the growing partnership between the Seneca Nation of Indians and the City of Buffalo. Seneca Buffalo Creek Casino will be a foundation for future growth in and around our Buffalo Creek Territory and Buffalo’s Inner Harbor area.”

Plans for Seneca Buffalo Creek Casino call for a 220,000 square-foot facility that will create new green space in the heart of an urban renewal area, incorporate elements of nature into the building’s interior, and house approximately 2,200 slot machines, 50 table games, dining and entertainment space, and an attached parking garage. The project will create approximately 1,000 new jobs inside the facility, as well as hundreds of union construction jobs.

The project will be the latest multi-million dollar development project for the Seneca

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Nation and Seneca Gaming Corporation, who have invested more than $600 million to build Seneca Niagara Casino & Hotel in Niagara Falls and Seneca Allegany Casino & Hotel in Salamanca. Together, the two facilities employ nearly 4,000 workers with a combined annual payroll of more than $85 million.

“We have led the charge in economic development and job creation in Western New York over the past four years,” said Snyder. “We look forward to building on that success with Seneca Buffalo Creek Casino.”

In addition to the Fulton Street sale, the agreement approved by the Tribal Council includes:

•                  $5 million - $7 million worth of infrastructure improvements to City-owned lands around the Buffalo Creek Territory to be made by Seneca Gaming Corporation;

•                  The commitment of Seneca Gaming Corporation to spend $125 million to build Seneca Buffalo Creek Casino and create approximately 1,000 jobs;

•                  A reaffirmation of the Seneca Nation’s and Seneca Gaming Corporation’s existing hiring policy to create job opportunities for local residents and women and minority candidates;

•                  The commitment of Seneca Gaming Corporation to spend more than $1.7 million annually to market Seneca Buffalo Creek Casino outside of the region and the State; and

•                  The commitment of the City to help develop housing, tourism, recreation and other initiatives in the area surrounding Seneca Buffalo Creek Casino in order to maximize tourism to the Inner Harbor area.

In addition to new casino and construction jobs, Buffalo stands to realize approximately $5 million to $7 million in annual slot machine revenue share payments, giving the City a new source of much-needed revenue for future economic development projects.

While the full-scale Seneca Buffalo Creek Casino project will take approximately 20-24 months to complete, Seneca Gaming Corporation is proceeding with the construction of a 5,000 square-foot temporary casino on its sovereign 9-acre territory.

The temporary casino is expected to be completed by March 31, 2007, well ahead of the Nation’s deadline under the Compact to have its third Class III casino operational by December 9, 2007. The temporary casino facility will be located at the corner of Michigan Avenue and Perry Street.

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Forward-Looking Statements

The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “create”, “incorporate”, “stands”, “will”, “expected” and words of similar meaning, with references to Seneca Gaming Corporation and its management, indicate forward-looking statements.  Similarly, statements that describe our plans or goals are all forward-looking statements.  Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements contained in this release, including, but not limited to, our ability to fulfill or comply with the terms of the agreement described in this release allowing for the development of the Nation’s grand design for Seneca Buffalo Creek Casino; our ability to complete the permanent or temporary Seneca Buffalo Creek Casino facilities at any specified time or at all, or complete the permanent Seneca Buffalo Creek facility consistent with our original grand design; our ability to develop a third Class III casino in Western New York; the ability of the temporary or permanent Seneca Buffalo Creek Casino facility to create any specific number or type of jobs or provide other related job opportunities, provide specified business opportunities, provide economic development opportunities, produce the requisite revenues to support the estimated revenue share payments from the State of New York, or other economic benefits; our ability to bring success and opportunity for the people of the Seneca Nation and the City of Buffalo; our ability to meet the Compact deadline with respect to the Seneca Buffalo Creek Casino; and our ability to establish a foundation for future growth in and around the Buffalo Creek Territory and Inner Harbor areas, create jobs, attract visitors and support local companies.  Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of the Seneca Gaming Corporation with the Securities and Exchange Commission.

Seneca Gaming Corporation disclaims any obligation to update these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.